Exhibit (e)(12)

EMPLOYMENT AGREEMENT

SOUTHWALL TECHNOLOGIES INC.

Dear Mallorie:

This Employment Agreement (this “Agreement”) governs the terms of your continuing employment with Southwall Technologies Inc. (the “Company”). This Agreement becomes effective upon the Closing Date (as defined below); provided that in the event that the Acquisition (as defined below) fails to occur, this Agreement shall be null and void from the inception. For the avoidance of doubt, in the event that the Acquisition fails to occur, your current employment agreement with the Company shall continue to be applicable.

Accordingly, we agree as follows:

1. Positions and Duties.

(a) Subject to the terms and conditions set forth in this Agreement, effective as of the date of this Agreement, the Company agrees to continue to employ you as the Company’s Vice-President, Treasurer and Corporate Controller, and you agree to be so employed by the Company. In this capacity, you shall have the duties, authorities and responsibilities as are required by your position, and such other duties, authorities and responsibilities as may reasonably be assigned to you.

(b) As the Company’s Vice-President, Treasurer and Corporate Controller, you agree to: (i) perform faithfully the duties assigned to you by the Board or its designee, to the best of your abilities; (ii) devote all of your business time, attention and energies to the Company’s business and the business of any of its subsidiaries (provided the financial statements of any such subsidiaries shall be consolidated with those of the Company); and (iii) promote the best interests of the Company (and you shall not knowingly, either during or outside of such business time, directly or indirectly, engage in any activity that a reasonable person would consider contrary to the best interests of the Company or of its Immediate Affiliates). You will be subject to all laws, rules, regulations and policies as are from time to time applicable to employees of the Company.

2. Employment Relationship. You are employed by the Company “at-will,” meaning either the Company or you may terminate your employment at any time, for any or no reason.

3. Compensation.

(a) Salary. As compensation for the services provided to the Company by you pursuant to Section 1, the Company shall pay you an annual salary in the amount of $210,000 per year (as in effect from time to time, the “Annual Salary”). The Company may adjust your Annual Salary upward without formally amending this Agreement in writing.

(b) Bonus. You will be eligible to receive a bonus during each fiscal year that you are employed by the Company based on the performance of the Company’s business and other performance criteria determined by the Board, in its discretion, although no such bonus is guaranteed. The Board or its designee will communicate to you in writing the criteria on which your bonus eligibility will be based, which criteria may be quantitative, qualitative or a combination of both. Your annual target bonus will be equal to 35% of the Annual Salary. Your actual bonus may be less than or equal to target, and it may exceed target in the case of extraordinary performance, all as determined by the Board in its discretion. Any bonus that you may receive for the 2011 fiscal year will be reduced by the 2011 Discretionary Bonus (as defined below), with the remaining portion for the 2011 fiscal year being paid to you based on actual results for such year subject to (i) your continued employment through the 2011 performance period or (ii) an earlier termination of employment occurring either by the Company other than for Cause or if you resign for Good Reason, in all cases as determined by the Board in its sole discretion. Any bonus for a fiscal year will be paid within 2 1/2 months after the close of that fiscal year.

(c) Withholding of Taxes. Any payments to you pursuant to the terms of this Agreement shall be reduced by such amounts as are required to be withheld with respect thereto under all present and future federal, state and local tax laws and regulations and other laws and regulations.

(d) Acquisition Matters. In consideration for your obligations hereunder, and provided that (i) you remain employed by the Company through the date of the closing (the “Closing Date”) of the transactions contemplated by that certain Agreement and Plan of Merger dated on or about October 6, 2011 (the “Merger Agreement”, and the consummation of the transaction contemplated by such Merger Agreement, the “Acquisition”), by and among Solutia Inc. (the “Acquirer”), Backbone Acquisition Sub, Inc., and the Company; and (ii) this Agreement becomes effective pursuant to its terms, then:

(i) Transaction Bonus. You will be paid a lump sum payment of $75,000 (the “Transaction Bonus”) by the fifteenth (15) business day following the Closing Date subject to your continued employment with the Company through the Closing Date.

(ii) 2011 Bonus. You will be paid a lump sum payment of $44,100 (the “2011 Discretionary Bonus”), which represents the amount you might have received under the discretionary components of the Company’s 2011 annual cash bonus program. In addition, and for the avoidance of doubt, you may be paid an additional lump sum payment related to the objective portion of the Company’s 2011 annual cash bonus program (the portion relating to the operating income metric) under the terms of the program, based upon actual full-year achievement of that metric as determined following completion of fiscal year 2011. Your entitlement to the operating income metric portion of the 2011 bonus is not contingent upon this Agreement becoming effective and will be determined based solely upon the terms and conditions of the 2011 annual cash bonus program, as determined by the Compensation Committee of the Board of Directors (or its successors) as administrator of that program, consistent with the terms and conditions of such program. The 2011 Discretionary Bonus will be paid as soon as administratively practicable but in no event later than 2 1/2 months after the close of the 2011 fiscal year.

(iii) Vesting Acceleration. All unvested options to purchase Company Common Stock held by you as of immediately prior to the Closing Date will vest in full immediately prior to the effective time of the Acquisition.

(e) 280G Reduction. Notwithstanding anything in this Agreement to the contrary, the 2011 Discretionary Bonus and your Transaction Bonus shall be reduced to the extent necessary to assure that the aggregate amount you may receive pursuant to the Acquisition and this Agreement does not exceed the Permissible Parachute Amount (as defined in Appendix I).

4. Benefits; Expense Reimbursement.

(a) You will be eligible to participate in all employee benefit plans made available by the Company from time to time to employees or executives generally, subject to plan terms, generally applicable Company policies, and applicable law, not including any plan that provides benefits that are duplicative of benefits provided you under this Agreement (e.g., severance pay). You will also earn and use four (4) weeks of vacation per year in accordance with Company policies as in effect from time to time.

(b) You shall have the right to reimbursement, upon proper documentation, of reasonable expenses and disbursements incurred by you in the course of the performance of your duties under this Agreement in accordance with the Company’s policies and procedures for the reimbursement of such expenses, as in effect from time to time. Any such reimbursements shall be made or provided in accordance with Section 409A of the Code, including but not limited to, the following provisions (i) the amount of any expense reimbursement or in-kind benefit provided during a taxable year shall not affect any expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of the eligible expense shall be made no later than the last day of the your taxable year that immediately follows the taxable year in which the expense was incurred; and (iii) the right to any reimbursement shall not be subject to liquidation or exchange for another benefit or payment.

5. Employment Termination and Retention.

(a) You and the Company shall have the right to terminate this Agreement and your employment with the Company at any time by giving the other written notice of termination. This Agreement and your employment shall automatically terminate in the event of your death. The Company may terminate this Agreement and your employment in the event of Disability. As used herein, “Disability” shall mean your inability, as the result of any physical, mental or emotional injury, illness or condition, to fulfill, in the reasonable opinion of the Board of Directors of the Company, substantially all of your duties and responsibilities to the Company for any ninety (90) calendar days in any period of 365 calendar days. In the event of termination of your employment with the Company, regardless of the reason it occurs, you shall be entitled to (i) pay, at the rate of your then current annual salary, through the date your employment terminates; (ii) pay for any vacation earned but not used through the date your employment terminates; and (iii) business expenses incurred through the date your employment terminates that are eligible for reimbursement but have not yet been reimbursed, provided that you submit them for reimbursement within sixty (60) days following the date your employment terminates (all of the foregoing, “Final Compensation”).

(b) Payments

(i) Generally. All payments to you under this Agreement will be made in accordance with the Company’s standard payroll policies. You agree that any amounts to be paid to you pursuant to Sections 5(b)(ii) and 5(b)(iii) or otherwise due after termination of your employment with the Company (other than the Final Compensation) shall only be due and payable following the effective date of a timely and effective release of claims (other than claims for amounts expressly due to you hereunder or under any other agreements between you and the Company) in the forms, as applicable, substantially similar to the form as set forth as Exhibit A attached hereto. Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the Start Date (as defined below) (the “Release Deadline”). If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in Section 5(ii) and (iii).

(ii) Retention Bonus. If you remain continuously employed with the Company through the twelve (12) month anniversary following the Closing Date, or if within twelve (12) months following the Closing Date either the Company terminates your employment other than for Cause or if you resign for Good Reason (the date in which you become entitled to the following benefits, the “Start Date”), the Company will pay you a lump sum payment equal to 100% of your then current Annual Salary (the “Cash Retention”). The Company will provide for the full gross-up amount for federal, state and local income and employment taxes incurred solely with respect to the Cash Retention (the “Gross-Up Payment”); provided that such Gross-Up Payment shall not take into account any taxes associated with Sections 4999 or 409A of the Code except as specifically provided in Appendix I. For purposes of determining the amount of the Gross-Up Payment, you will be deemed to have (i) paid federal income taxes at your actual marginal rate of federal income taxation for the calendar year(s) in which the income giving rise to the Gross-Up Payment is recognized; (ii) paid state and federal employment taxes at your actual marginal rate for calendar year(s) in which the income giving rise to the Gross-Up Payment is recognized; and (iii) paid applicable state and local income taxes at your highest actual rate of such state and local income taxes for the calendar year(s) in which the income giving rise to the Gross-Up Payment is recognized, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The Cash Retention payments will be paid within 60 days after the Start Date. However, if the 60-day period described in the preceding sentence spans two calendar years, then the Cash Retention payments will in all events be paid in the second calendar year. The Gross-Up Payment will be made by the end of March of the calendar year next-following the year for which you are required to recognize income related to such payment relates. For the avoidance of doubt, the gross-up obligations set forth in this paragraph apply only to the Cash Retention and do not apply to any bonus payments described in Section 3(d) above or to any gains realized from stock options or any other Company equity awards held by you, or any acceleration thereof whether provided under Section 3(d)(iii) above or otherwise.

(iii) Involuntary Termination. If the Company terminates your employment other than for Cause or if you resign for Good Reason, in each case within twelve (12) months following the Closing Date, the Company will pay your monthly premium for health and welfare benefits to the relevant insurance carriers under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for a period of twelve (12) months following the date of termination. If the Company terminates your employment other than for Cause or if you resign for Good Reason, in each case after the 12-month period following the Closing Date described in the previous sentence, the Company will pay your monthly premium for health and welfare benefits to the relevant insurance carriers under COBRA for a period of four (4) months following the date of termination. The date of termination of employment under this paragraph shall be considered the “Start Date” for purposes of Section 5(b)(i).

(iv) You shall be under no obligation to seek other employment while you are receiving payments in accordance with this Section 5(b) and payments provided you in accordance with the terms of this Section 5(b) shall not be reduced by any earnings you may have from other employment while you are receiving those payments.

(c) Upon the termination of this Agreement and your employment, you have a right to continue participation in the Company’s health plan as required by law. Your participation in all other employee benefit plans of the Company shall terminate in accordance with the terms of such plans. Upon termination of this Agreement and your employment pursuant to Section 5, your rights and obligations and those of the Company with respect to the Company’s securities shall be governed by the applicable provisions of this Agreement and the applicable agreements governing the securities.

(d) Upon termination of this Agreement and your employment, pursuant to this Section 5 or otherwise, the Company shall have no further obligations to you other than for any Final Compensation due and for the payments and benefits described herein. Sections 6 and 7 hereof shall survive any termination of this Agreement, pursuant to this Section 5 or otherwise.

(e) Wherever this Agreement refers to a termination of employment, termination of service or similar event, including (without limitation) a termination without cause or involuntary termination, the reference will be construed as a Separation, as defined below. For all purposes under this Agreement, “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each salary continuation payment under Section 5(b) is hereby designated as a separate payment. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) the payments and benefits under Section 5(b), to the extent that they are subject to Section 409A of the Code, will commence on the first business day following (A) expiration of the six-month period measured from your Separation or (B) the date of your death and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when the salary continuation payments commence.

(f) For purposes of Section 409A of the Code, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

6. Restricted Activities.

(a) At all times during your employment with the Company, you will not, and you will cause your Affiliates not to, directly or indirectly, engage or participate in, or render services to (whether as owner, operator, member, shareholder, trustee, manager, consultant, strategic partner, employee or otherwise) a “Competing Business,” meaning any business competitive with the business as conducted by the Company, its subsidiaries and its Affiliates (the “Company Entities”).

(b) At all times during your employment with the Company and for a period of one year thereafter, you will not, and you will cause your Affiliates not to, directly or indirectly, solicit for employment, recruit or hire, either as an employee or a consultant, any employee, consultant or independent contractor of any Company Entity who was an employee, consultant or independent contractor of any Company Entity as of the date of this Agreement or at any time during your employment with the Company.

(c) At all times during your employment with the Company and thereafter, you shall comply with your obligations under the confidentiality agreement between you and the Company of the date herewith (the “Confidentiality Agreement”).

(d) You acknowledge and agree that the restrictions contained in Sections 6(a), (b) and (c) are a reasonable and necessary protection of the immediate interests of the Company, and any violation of these restrictions would cause substantial and irreparable injury to the Company and that the Company would not have entered into this Agreement without receiving the protective covenants contained in Sections 6(a), (b) and (c). In the event of a breach or a threatened breach by your or any of your Affiliates of these restrictions, the Company will be entitled to an injunction restraining you or such Affiliate, as applicable, from such breach or threatened breach (without the necessity of proving the inadequacy as a remedy of money damages or the posting of a bond); provided, however, that the right to injunctive relief will not be construed as prohibiting the Company from pursuing any other available remedies, whether at law or in equity, for such breach or threatened breach.

7. Miscellaneous.

7.1 Excess Parachute Payments. You will be entitled to the special Parachute Gross-Up Payment set forth in Appendix I to this Agreement, as described therein.

7.2 Indemnification. Subject to applicable law, you will be provided indemnification to the maximum extent permitted by the Company’s Articles of Incorporation or bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees.

7.3 Definitions. For purposes of this Agreement, the following definitions shall apply:

(A) “Affiliates” means all natural persons and entities directly or indirectly controlling, controlled by or under common control with a specified natural person or entity, where control may be by management authority, contract, equity interest or otherwise;

(B) “Cause” means (i) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (ii) your material breach of any material agreement between you and the Company or of any material Company policy which breach causes material harm to the Company, (iii) your conviction of, or your plea of “guilty” or “no contest” to, a felony (excluding traffic offenses) under the laws of the United States or any State, or (iv) your gross negligence or willful misconduct in connection with the performance of your duties;

(C) “Good Reason” shall mean the occurrence of any of the events or conditions described in subsections (a) through (c) hereof that occur without your consent and within 180 days following the end of the Good Reason Notice Period (as defined below) you terminate employment with the Company;

(a) a material reduction in your then effective Annual Salary;

(b) any material breach by the Company or any of its successors and assigns of Sections 3, 4, 7.1 or 7.2 of this Agreement; or

(c) the relocation of your principal place of employment to a point more than fifty (50) miles from its current location.

You must provide notice to the Company of the existence of a condition described in clauses (a) through (c) above within 90 days of his knowledge of the initial existence of the condition, upon the notice of which the Company shall have a period (the “Good Reason Notice Period”) of 30 days during which it may remedy the condition so that it shall not constitute “Good Reason.” If more than one change or event shall occur that alone or in the aggregate constitutes Good Reason, then for purposes hereof, Good Reason shall be deemed to have occurred on the last such change or event to occur; and

(D) “Immediate Affiliates” means any and all parents of the Company, the direct and indirect subsidiaries of any of those parents and the direct and indirect subsidiaries of the Company.

7.4 Certain Interpretative Matters. The captions of Articles and Sections of this Agreement are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement. As used herein: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender (or neuter) shall be held to include the other gender (or neuter) as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) Section and paragraph references are to the Sections and paragraphs to this

Agreement unless otherwise specified; and (d) unless the context otherwise requires, the word “or” is not exclusive. Whenever the words “included,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

7.5 Notices. All notices or other communications required or permitted hereunder shall be given in writing and (other than communication of bonus criteria pursuant to Section 3(b) hereof) shall be given by certified or registered mail, return receipt requested, nationally recognized overnight delivery service, such as Federal Express, or facsimile (or like transmission) (in the case of any facsimile or like transmission, a copy thereof shall be sent by a recognized overnight delivery service no later than the business day after the transmission thereof) with confirmation of transmission by the transmitting equipment or personal delivery against receipt to the party to whom it is given, in each case, at such party’s address or facsimile number set forth below or such other address or facsimile number address as such party may hereafter specify by notice to the other parties hereto given in accordance herewith. Any such notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by facsimile (or, if delivered or transmitted after normal business hours, on the next business day), on the next business day when sent by overnight delivery services or five days after the date so mailed if by certified or registered mail:

If to you, to your address on the signature page to this Agreement.

If to the Company:	Southwall Technologies Inc. 3788 Fabian Way Palo Alto, CA 94304 Attention: Mallorie Burak

Any party may change its or his address for notice hereunder at any time or from time to time by notice to the other party consistent with the foregoing provisions.

7.6 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns; provided, however, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by you without the prior written consent of the Company. Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.

7.7 Entire Agreement. This Agreement embodies the complete agreement and understanding of the parties with respect to the terms of your employment with the Company, and merges in, supersedes and cancels all prior agreements, policies, commitments, arrangements or understandings (whether written, oral, implied or otherwise) with respect thereto, including any prior version of this Agreement, exclusive only of the Confidentiality Agreement and the Stock Option Agreements. As a condition of entering this Agreement and receiving the benefits hereunder, you expressly release any claim to payments or benefits that you might have under any prior version of this Agreement. Apart from these agreements, there are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the transactions contemplated hereby other than those expressly set forth in this Agreement.

7.8 Modifications, Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each party hereto. Any party hereto may, only by an instrument in writing, waive compliance by the other party with any term or provision hereof. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof; nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

7.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original, and will become effective when at least one of the counterparts has been signed by each party and delivered to the other party. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 7.9, provided that receipt of each such counterpart is confirmed.

7.10 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF CALIFORNIA THAT APPLY TO CONTRACTS MADE AND PERFORMED ENTIRELY IN SUCH STATE.

7.11 Severability. To the fullest extent that they may effectively do so under applicable law, the parties hereto hereby waive any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect. Such parties further agree that any provision of this Agreement which, notwithstanding the preceding sentence, is rendered or held invalid, illegal or unenforceable in any respect in any jurisdiction shall be ineffective, but such ineffectiveness shall be limited as follows: (a) if such provision is rendered or held invalid, illegal or unenforceable in such jurisdiction only as to a particular person or persons or under any particular circumstance or circumstances, such provision shall be ineffective, but only in such jurisdiction and only with respect to such particular person or persons or under such particular circumstance or circumstances, as the case may be; (b) without limitation of clause (a), such provision shall in any event be ineffective only as to such jurisdiction and only to the extent of such invalidity, illegality or unenforceability, and such invalidity, illegality or non-enforceability in such jurisdiction shall not render invalid, illegal or unenforceable such provision in any other jurisdiction; and (c) without limitation of clause (a) or (b), such ineffectiveness shall not render invalid, illegal or unenforceable this Agreement or any of the remaining provisions hereof.

7.12 Submission to Jurisdiction: Waivers. Each party to this Agreement hereby irrevocably and unconditionally:

(a) (i) agrees that any suit, action or proceeding instituted against it by any other party with respect to this Agreement may be instituted, and that any suit, action or proceeding by it against any other party with respect to this Agreement shall be instituted, only in the courts of the California, or federal courts sitting in California (and appellate courts from any of the foregoing) as the party instituting such suit, action or proceeding may in his or its sole discretion elect; (ii) consents and submits, for himself or itself and his or its property, to the jurisdiction of such courts for the purpose of any such suit, action or proceeding instituted against him or it by the other; and (iii) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law;

(b) agrees that service of all writs, process and summonses in any suit, action or proceeding pursuant to Section 7.12(a) may be effected by the mailing of copies thereof by registered or certified mail, postage prepaid, to you or the Company, as the case may be, at the addresses for notices pursuant to Section 7.5 hereof (with copies to such other persons as specified therein); provided, however, that nothing contained in this Section 7.12 shall affect the right of you or the Company to serve process in any other manner permitted by law;

(c) (i) waives any objection which he or it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court specified in Section 7.12(a), (ii) waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and (iii) agrees not to plead or claim either of the foregoing;

(d) WAIVES ANY RIGHT HE OR IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY; and

(e) to the extent he or it has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to himself or itself, or his or its property, hereby irrevocably waives such immunity in respect of his Or its obligations with respect to this Agreement.

7.13 No Presumption. Each of the parties acknowledges that he or it has been represented by counsel or made a conscious decision to forgo counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, with regard to each and every term and condition of this Agreement, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement.

After reviewing the foregoing, please confirm your acceptance by signing and returning this letter to us.

COMPANY

By:	/s/ Peter Salas
Name: Peter Salas
Title: Director

Acknowledged and agreed:

/s/ Mallorie Burak
Name:	Mallorie Burak
Address:	17216 La Rinconada Drive Monte Sereno, CA 95030

Dated: October 25, 2011

APPENDIX I

SPECIAL TAX PAYMENT

GROSS UP PAYMENT

All capitalized terms in this Appendix, to the extent not otherwise defined herein, shall have the meanings assigned to them in the Agreement.

1. Special Tax Gross-Up. In the event that any payment or benefit provided to you by the Company or its successor entity pursuant to the first two sentences of Section 5(b)(ii) of the Agreement (each a “Payment”) is deemed, in the opinion of the Independent Auditors or by the Internal Revenue Service, to constitute a parachute payment under Section 280G of the Code as a result of the Acquisition and (ii) it is determined that the aggregate Present Value (measured as of the Closing Date) of the Parachute Payment attributable to such Payment(s) exceeds one hundred ten percent (110%) of the Permissible Parachute Amount, then you shall be entitled to receive from the Company a special tax payment (the “Parachute Gross-Up Payment”) in a dollar amount determined pursuant to the following formula:

X = Y ÷ [1 - (A + B + C)], where

X is the total dollar payment of the Parachute Gross-Up Payment.

Y is the total excise tax, together with all applicable interest and penalties (collectively, the “Excise Tax”), imposed on you pursuant to Code Section 4999 (or any successor provision) with respect to the excess parachute payment attributable to the Payment(s).

A is the Excise Tax rate in effect under Code Section 4999 for such excess parachute payment,

B is the highest combined marginal federal income and applicable state income tax rate in effect for you for the calendar year in which the Parachute Gross-Up Payment is made, determined after taking into account (i) the deductibility of state income taxes against federal income taxes to the extent actually allowable for that calendar year and (ii) any increase in effective tax rate due to the loss of itemized deductions by reason of applicable phase-out limitations, and

C is the applicable Hospital Insurance (Medicare) Tax Rate in effect for you for the calendar year in which the Parachute Gross-Up Payment is made.

The Parachute Gross-Up Payment will be paid by the end of March of the calendar year next-following the year during which the Excise Tax is imposed on you.

2. Benefit Limit.

Should it be determined that the aggregate Present Value (measured as of the Closing Date) of the Parachute Payment attributable to the Payment(s) does not exceed one hundred ten percent (110%) of the Permissible Parachute Amount, then no Parachute Gross-Up Payment shall be made to you under Paragraph 1 of this Appendix. Instead, the limitations set forth in this Paragraph 2 shall apply. Accordingly, the amount of the Payments otherwise due you shall be reduced to the extent necessary to assure that the aggregate Present Value of the Payment(s) does not exceed the greater of the following dollar amounts (the “Benefit Limit”)

i. the Permissible Parachute Amount, or

ii. the greatest after-tax amount payable to you after taking into account any excise tax imposed under Internal Revenue Code Section 4999 on the Payments.

To effect such Benefit Limit, the following reductions shall be made to the Payments to which you are otherwise entitled, to the extent necessary to assure that such Benefit Limit is not exceeded: first, any cash payments to which you would otherwise be entitled shall be reduced, then, any non-cash payments to which you would otherwise be entitled shall be reduced in a manner determined by you and acceptable to the Company; provided however that to the extent any cash or non-cash payments are subject to Code Section 409A, then all cash payments or all non-cash payments, or both, as applicable, shall be reduced proportionately.

3. Determination Procedures. All determinations required to be made under this Appendix shall be made by the Independent Auditors in accordance with the following procedures:

(a) In determining the total dollar amount of the Parachute Payment attributable to the Payments, the Independent Auditors shall make a reasonable determination of the value to be assigned to any restrictive covenants which will be in effect for you pursuant to the Agreement, and the amount of his potential Parachute Payments shall be reduced by the value of those restrictive covenants.

(b) Within ten (10) business days after each receipt of written notice from the Company or you that a Parachute Payment has or is to be made, then the Independent Auditors shall provide both you and the Company with a written determination of the Parachute Payment attributable to that Payment, together with detailed supporting calculations with respect to the Parachute Gross-Up Payment to which you are entitled hereunder by reason of those various Parachute Payments. The Company shall pay the resulting Parachute Gross-Up Payment to you within three (3) business days after receipt of such determination or (if later) contemporaneously with the Payment triggering such Parachute Gross-Up Payment.

(c) In the event the Treasury Regulations under Code Section 280G (or applicable judicial decisions) specifically address the status of any Payment or the method of valuation therefor, the characterization afforded to such payment by the Regulations (or such decisions) shall, together with the applicable valuation methodology, be controlling. All other determinations by the Independent Auditors shall be made at the discretion of the Independent Auditors.

(d) The Company and you shall each provide the Independent Auditors with access to and copies of any books, records and documents in their possession which may be reasonably requested by the Independent Auditors and shall otherwise cooperate with the Independent Auditors in connection with the preparation and issuance of the determinations contemplated by this Appendix.

(e) All fees and expenses of the Independent Auditors and the appraisers shall be borne solely by the Company, and to the extent those fees or expenses are treated as a Parachute Payment, they shall be taken into account in the calculation of the Parachute Gross-Up Payment to which you are entitled under this Appendix.

4. Additional Claims. You shall provide written notification to the Company of any claim made by the Internal Revenue Service that would, if successful, require the payment by the Company of an additional Parachute Gross-Up Payment. Such notification shall be given as soon as practicable after you are informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which such notice is given to the Company (or such shorter period ending on the date that any payment of taxes, interest and/or penalties with respect to such claim is due). Prior to the expiration of such thirty (30)-day or shorter period, the Company shall ether (i) make the additional Parachute Gross-Up Payment to you attributable to the Internal Revenue Service claim or (ii) provide written notice to you that the Company shall contest the claim on your behalf. In the event, the Company provides you with such written notice, you shall:

(A) provide the Company with any information reasonably requested by the Company relating to such claim;

(B) take such action in connection with contesting such claim as the Company may reasonably request in writing from time to time, including (without limitation) accepting legal representation with respect to such claim by an attorney reasonably satisfactory to you, with the fees and expenses of such attorney to be the sole responsibility of the Company without any tax implications to you in accordance with the same tax indemnity/gross-up arrangement as in effect under subparagraph (D) below;

(C) cooperate with the Company in good faith in order to effectively contest such claim; and

(D) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all additional Excise Taxes imposed upon you and all costs, legal fees and other expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify you for and hold you harmless from, on an after-tax basis, any additional Excise Tax (including interest and penalties) imposed upon you and any Excise Tax or income or employment tax (including interest and penalties) attributable to the Company’s payment of that additional Excise Tax on your behalf or imposed as a result of such representation and payment of all related costs, legal fees and expenses. The amounts owed to you by reason of the foregoing shall be paid to you or on your behalf as they become due and payable. Without limiting the foregoing provisions of this subparagraph (D), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at the Company’s sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you shall prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that should the Company direct you to pay such claim and sue for a refund, the Company shall advance the amount of such payment to you, on an interest-free basis, and shall indemnify you for and hold you harmless from, on an after-tax basis, any Excise Tax or income or employment tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income with respect to such advance or any income resulting from the Company’s forgiveness of such advance; provided, further, that the Company’s control of the contest shall be limited to issues with respect to which a Parachute Gross-Up Payment would be payable hereunder, and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

5. Definitions. For purposes of this Appendix, the following definitions shall be in effect:

Average Compensation means the average of your Form W-2 Box 1 wages from the Company for the five (5) calendar years or fewer number of calendar years completed immediately prior to the calendar year in which the Acquisition is effected.

Code means the Internal Revenue Code of 1986, as amended.

Common Stock means the Company’s common stock.

Independent Auditors means a nationally-recognized public accounting firm mutually acceptable to both the Company and you.

Parachute Payment means any payment or benefit in the nature of compensation which is made to you in connection with the Acquisition and which is deemed to constitute a parachute payment under Code Section 280G(b)(2) and the Treasury Regulations issued thereunder.

Permissible Parachute Amount means a dollar amount equal to one dollar less than three times your Average Compensation.

Present Value means the value, determined as of the Closing Date or other relevant date under applicable Treasury Regulations, of any payment in the nature of compensation to which you becomes entitled in connection with the Acquisition or his subsequent termination, including (without limitation) the Parachute Payment attributable to any of the Payments. The Present Value of each such payment shall be determined in accordance with the provisions of Code Section 280G(d)(4), utilizing a discount rate equal to one hundred twenty percent (120%) of the applicable Federal rate in effect at the time of such determination, compounded semi-annually to the effective date of the Acquisition.

EXHIBIT A

Form of Release

Exhibit A

SOUTHWALL TECHNOLOGIES INC.

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

(Termination Occurs)

THIS SEPARATION AGREEMENT AND RELEASE OF CLAIMS (“Agreement”) is made and entered into as of the date indicated herein below by and between                         (“EMPLOYEE”) and SOUTHWALL TECHNOLOGIES INC. (including any of its affiliates and subsidiaries, “COMPANY”).

WHEREAS, EMPLOYEE has been employed by COMPANY through                         , the last date of EMPLOYEE’S active employment (the “Separation Date”);

WHEREAS, EMPLOYEE is party to an Employment Agreement dated October     , 2011 (“Employment Agreement”), under which EMPLOYEE is entitled to certain severance payments and benefits upon EMPLOYEE’S separation, subject to the execution of the appropriate release;

WHEREAS, EMPLOYEE and COMPANY desire to enter into full and final settlement of all matters between them pertaining in any way to EMPLOYEE’S employment with, and separation from, COMPANY.

NOW, THEREFORE, for and in consideration of the mutual releases, covenants and undertakings hereinafter set forth, and for other good and valuable consideration, which each party hereby acknowledges, it is agreed as follows:

1. Release and Waiver of Claims and Agreement Not to File Suit. In consideration of the payments, benefits and rights provided to EMPLOYEE under the terms of the Employment Agreement [TO BE DEFINED HEREIN], EMPLOYEE agrees as follows:

(A) EMPLOYEE, on EMPLOYEE’S own behalf, and on behalf of EMPLOYEE’S heirs, representatives, successors and assigns, agrees to settle, with prejudice, all known and unknown claims arising on or before the Effective Date of this Agreement which were, or could have been, alleged by EMPLOYEE against COMPANY; any corporations related to or affiliated with COMPANY (whether as a parent, subsidiary, affiliate or joint venture); past and present officers, directors, stockholders, employees, agents, attorneys, accountants, representatives, plan fiduciaries and contractors of any one or more of the aforementioned entities; and the heirs, successors, assigns or legal representatives of any one or more of the corporations, officers, directors, stockholders, employees, agents, attorneys or contractors to which this paragraph makes reference (collectively, the “COMPANY RELEASEES”). EMPLOYEE waives, releases and covenants not to sue with respect to all matters arising on or before the Effective Date, whether known or unknown and which were or might have been alleged or claimed by EMPLOYEE, and releases, acquits and forever discharges the COMPANY RELEASEES from any and all such actions, causes of action, claims or demands for damages, costs, loss of service, expenses, compensation and any consequential damages of any kind whatsoever. Such released and discharged claims or causes of action include, but are not limited to, claims arising out of tort, contract, equity, implied covenant, invasion of privacy, defamation, personal injury, wrongful discharge, emotional distress, discrimination (whether based on race, sex, age, color, national origin, religion, disability, or any other class protected by law), harassment, retaliation, claims for unpaid wages, any claim under the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., 42 U.S.C. §1981, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. §1981, the Americans With Disabilities Act, 42 U.S.C. §12101, et seq., the Family and Medical Leave Act, 29 U.S.C. §2601 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1001, et seq., the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. Section 2101, et seq., any claim under the Fair Labor Standards Act of 1938, 29 U.S.C. §201 et seq., the Rehabilitation Act of 1973, 29 U.S.C. Section 701, et seq., any claim under common law, claims under California Business & Professions Code Section 17200 or under any other unfair competition law, or claims under California Labor Code Section 2802, and any claim under any federal, state or local statute, regulation, constitution, order, ordinance or executive order.

This Agreement does not affect the Equal Employment Opportunity Commission’s (“EEOC”) enforcement rights, nor does it prohibit EMPLOYEE from filing a charge of discrimination with the EEOC, or participating in an investigation or proceeding conducted by the EEOC. However, EMPLOYEE releases herein EMPLOYEE’S right to file a court action or to seek individual remedies or damages in any court action filed by the EEOC, arising out of any charge of discrimination. EMPLOYEE agrees that upon the filing of any charge of discrimination with the EEOC or equivalent state agency, in the event the EEOC or state agency attempts to collect from COMPANY any compensation on EMPLOYEE’s behalf, EMPLOYEE will not accept such compensation, as EMPLOYEE agrees that the compensation provided for under the Employment Agreement is the only compensation from COMPANY to which EMPLOYEE will be entitled to receive once this Agreement is fully executed by the parties.

(B) Other than to enforce the terms of this Agreement, EMPLOYEE will not file, or cause to be filed, any claim, complaint or action with any court, organization, or judicial forum (nor will EMPLOYEE permit any person, group of persons, entity, or organization to take such action on EMPLOYEE’S behalf) against the COMPANY RELEASEES which arose on or before the Effective Date. In the event EMPLOYEE or any person or entity acting on EMPLOYEE’S behalf should bring such a claim, complaint, or action, EMPLOYEE hereby waives and forfeits any right to recovery under said claim and will exercise every good faith effort to have such claim dismissed. If EMPLOYEE breaches this paragraph 1(B), EMPLOYEE agrees EMPLOYEE will pay all costs and expenses incurred by any of the COMPANY RELEASEES as the result of such breach, including, but not limited to, reasonable attorneys’ fees and costs, and EMPLOYEE shall hold the COMPANY RELEASEES harmless against any judgment or award resulting from such action.

2. Return of COMPANY Items and Information. EMPLOYEE agrees to immediately return to COMPANY all items belonging to COMPANY, including, but not limited to, computers, palm pilots, phones, credit cards, parking cards, employee IDs, keys and other equipment or items. EMPLOYEE also agrees to immediately return to COMPANY all documents and other information obtained from COMPANY or created as a result of employment with COMPANY, including, but not limited to, business information, memoranda, notes, records, budgets, financial statements, customer information, financial and business projections, financial reports, consultant reports, computer stored or computer generated information or documents and printouts, or other documents made or compiled by EMPLOYEE or made available to EMPLOYEE, and all copies, recordings, abstracts, notes, or reproductions of any kind made from the above-referenced documents or information.

3. Availability. EMPLOYEE agrees to be available upon five (5) business days notice from COMPANY or its attorneys, to be deposed, to testify at a hearing or trial or to comply with any other reasonable request by COMPANY in connection with any actual or potential lawsuit or claim that involves issues relating to EMPLOYEE’S job responsibilities or to decisions made during employment with COMPANY. COMPANY agrees to reimburse EMPLOYEE for any reasonable out-of-pocket expenses incurred by EMPLOYEE as a result of such assistance, including but not limited to the cost of travel or lost compensation. Nothing in this Agreement shall be construed in any way as limiting or otherwise influencing EMPLOYEE’S testimony in any such proceeding or to discourage EMPLOYEE in any way from providing testimony which is honest and truthful.

4. Cooperation. EMPLOYEE agrees to cooperate with COMPANY completely and to the extent reasonably required by COMPANY to assure a smooth transition of pending matters that are or will be assigned to other staff. EMPLOYEE agrees to be available to answer questions that may arise from time to time in connection with EMPLOYEE’S former duties and responsibilities.

5. Nondisparagement. EMPLOYEE agrees not to make negative or disparaging remarks or other communications concerning any of the COMPANY RELEASEES, whether true or false. EMPLOYEE further agrees EMPLOYEE will not make or solicit any comments, statements or the like to the media, or any customer, supplier or vendor of COMPANY that may be considered to be negative, derogatory or otherwise detrimental to the good name or business reputation of COMPANY, whether true or false.

6. No Admission of Wrongdoing. EMPLOYEE and COMPANY agree nothing in this Agreement is an admission by any party hereto of any wrongdoing, either in violation of an applicable law or otherwise, and nothing in this Agreement is to be construed as such.

7. Consultation with Attorney. EMPLOYEE hereby acknowledges EMPLOYEE has been advised by COMPANY to consult an attorney prior to executing this Agreement and EMPLOYEE has had ample opportunity to consult with an attorney prior to executing this Agreement. EMPLOYEE further acknowledges EMPLOYEE understands the Agreement and the effect of signing the Agreement. EMPLOYEE further represents, declares, and agrees EMPLOYEE voluntarily accepts the payment in the Employment Agreement for the purposes of making a full and final compromise, adjustment, and settlement of all claims described herein.

8. Entire Agreement. This Agreement constitutes the entire agreement among the parties and there are no other understandings or agreements, written or oral, between them relating to the matters addressed herein, including, but not limited to, any payment to EMPLOYEE.

However, nothing in this Agreement shall be deemed to terminate or supersede any ongoing obligations of EMPLOYEE under the terms of the Employment Agreement. Separate copies of this document shall constitute original documents which may be signed separately, but which together will constitute one single agreement.

9. Choice of Law. This Agreement, and the provisions herein, shall be construed and governed by the laws of the State of Missouri.

10. Unenforceability. COMPANY and EMPLOYEE agree if any provision of this Agreement is held unenforceable under applicable law, such unenforceability shall not affect the remaining provisions. To the extent any provision of this Agreement is held unenforceable because it is overbroad, that provision shall not be void, but rather shall be limited to the extent required by applicable law and enforced as so limited.

11. Assignment. EMPLOYEE hereby represents, acknowledges, and warrants EMPLOYEE has not at any time heretofore assigned to any other person or entity all or any portion of any claim or potential claim whatsoever EMPLOYEE may have, or may have had, against COMPANY. EMPLOYEE agrees to indemnify, defend and hold COMPANY harmless from and against any and all claims based upon or arising out of any such assignment or transfer, or attempted assignment or transfer, of any such claims, or any portion thereof or interest therein. This Agreement shall be freely assignable by COMPANY, and shall inure to the benefit of, and devolve upon, any other corporate entity that shall succeed COMPANY. Neither this Agreement nor any rights created hereunder shall be assignable by EMPLOYEE.

12. Voluntary Execution of Agreement/Enforceable Settlement Agreement in California. EMPLOYEE understands that one aspect of this Agreement is a waiver by EMPLOYEE of any age discrimination claims which EMPLOYEE may have against COMPANY as of the date EMPLOYEE signs this Agreement under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Section 621. EMPLOYEE expressly acknowledges and agrees that, as a condition of the Agreement, EMPLOYEE expressly waives all rights and claims that EMPLOYEE knows about as well as those that EMPLOYEE may not know about. EMPLOYEE waives all rights under section 1542 of the Civil Code of California, which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

EMPLOYEE has read and understands Section 1542 and in order to obtain the payments and benefits outlined above, expressly waives its application and acknowledges that this Agreement includes, without limitation, all claims which EMPLOYEE does not know or suspect to exist in EMPLOYEE’s favor against Releasees and that this Agreement expressly contemplates the full and final release of all such known and unknown claims as set forth in Paragraph 1.

BY EMPLOYEE’S SIGNATURE BELOW, EMPLOYEE ACKNOWLEDGES:

(A) I RECEIVED A COPY OF THIS AGREEMENT AND WAS OFFERED A PERIOD OF TWENTY-ONE (21) DAYS TO REVIEW AND CONSIDER IT;

(B) IF I SIGN THIS AGREEMENT BEFORE THE EXPIRATION OF TWENTY-ONE DAYS, I KNOWINGLY AND VOLUNTARILY WAIVE AND GIVE UP THIS RIGHT OF REVIEW;

(C) I HAVE THE RIGHT TO REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN DAYS AFTER I SIGN IT BY MAILING OR DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE UNDERSIGNED COMPANY REPRESENTATIVE, NO LATER THAN THE CLOSE OF BUSINESS ON THE SEVENTH DAY AFTER WHICH I SIGNED THIS AGREEMENT.

(D) THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE SEVEN DAY REVOCATION PERIOD HAS EXPIRED WITHOUT THE AGREEMENT HAVING BEEN REVOKED;

(E) THIS AGREEMENT WILL BE FINAL AND BINDING AFTER THE EXPIRATION OF THE REVOCATION PERIOD REFERRED TO IN (C) WHICH WILL BE THE “EFFECTIVE DATE” OF THIS AGREEMENT. I AGREE NOT TO CHALLENGE ITS ENFORCEABILITY;

(F) I AM AWARE OF MY RIGHT TO CONSULT AN ATTORNEY, HAVE BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY, AND HAVE HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY, IF DESIRED, PRIOR TO SIGNING THIS AGREEMENT;

(G) NO PROMISE OR INDUCEMENT FOR THIS AGREEMENT HAS BEEN MADE EXCEPT AS SET FORTH IN THIS AGREEMENT;

(H) I AM LEGALLY COMPETENT TO EXECUTE THIS AGREEMENT AND ACCEPT FULL RESPONSIBILITY FOR IT; AND

(I) I HAVE CAREFULLY READ THIS AGREEMENT INCLUDING THE RELEASE SET FORTH IN PARAGRAPH 2, ACKNOWLEDGE I HAVE NOT RELIED ON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS DOCUMENT OR THE WRITTEN MATERIALS PRESENTED TO ME WITH THIS AGREEMENT, AND WARRANT AND REPRESENT I AM SIGNING THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.

IN WITNESS WHEREOF, the undersigned parties have executed this Separation Agreement and Release of Claims.

EMPLOYEE Signature.

I HAVE READ THIS SEPARATION AGREEMENT AND RELEASE OF CLAIMS AND, UNDERSTANDING ALL OF ITS TERMS, SIGNED IT OF MY OWN FREE WILL.

Date	EMPLOYEE SIGNATURE

SOUTHWALL TECHNOLOGIES INC. Authorized Signature.

Southwall Technologies Inc.

Date

SOUTHWALL TECHNOLOGIES INC.

RELEASE OF CLAIMS

(No Termination Occurs)

THIS RELEASE OF CLAIMS (“Agreement”) is made and entered into as of the date indicated herein below by and between                     (“EMPLOYEE”) and SOUTHWALL TECHNOLOGIES INC. (including any of its affiliates and subsidiaries, “COMPANY”).

WHEREAS, EMPLOYEE has been employed by COMPANY through                     ;

WHEREAS, EMPLOYEE is party to an Employment Agreement dated October     , 2011 (“Employment Agreement”), under which EMPLOYEE is entitled to certain [Transaction/Retention] payments, subject to the execution of the appropriate release;

WHEREAS, EMPLOYEE and COMPANY desire to enter into full and final settlement of all matters between them pertaining in any way to EMPLOYEE’S employment with COMPANY up to the Effective Date.

NOW, THEREFORE, for and in consideration of the mutual releases, covenants and undertakings hereinafter set forth, and for other good and valuable consideration, which each party hereby acknowledges, it is agreed as follows:

1. Release and Waiver of Claims and Agreement Not to File Suit. In consideration of the payments, benefits and rights provided to EMPLOYEE under the terms of the Employment Agreement [TO BE DEFINED HEREIN], EMPLOYEE agrees as follows:

(A) EMPLOYEE, on EMPLOYEE’S own behalf, and on behalf of EMPLOYEE’S heirs, representatives, successors and assigns, agrees to settle, with prejudice, all known and unknown claims arising on or before the Effective Date of this Agreement which were, or could have been, alleged by EMPLOYEE against COMPANY; any corporations related to or affiliated with COMPANY (whether as a parent, subsidiary, affiliate or joint venture); past and present officers, directors, stockholders, employees, agents, attorneys, accountants, representatives, plan fiduciaries and contractors of any one or more of the aforementioned entities; and the heirs, successors, assigns or legal representatives of any one or more of the corporations, officers, directors, stockholders, employees, agents, attorneys or contractors to which this paragraph makes reference (collectively, the “COMPANY RELEASEES”). EMPLOYEE waives, releases and covenants not to sue with respect to all matters arising on or before the Effective Date, whether known or unknown and which were or might have been alleged or claimed by EMPLOYEE, and releases, acquits and forever discharges the COMPANY RELEASEES from any and all such actions, causes of action, claims or demands for damages, costs, loss of service, expenses, compensation and any consequential damages of any kind whatsoever. Such released and discharged claims or causes of action include, but are not limited to, claims arising out of tort, contract, equity, implied covenant, invasion of privacy, defamation, personal injury, wrongful discharge, emotional distress, discrimination (whether based on race, sex, age, color, national origin, religion, disability, or any other class protected by law), harassment, retaliation, claims for unpaid wages, any claim under the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., 42 U.S.C. §1981, Title VII of the Civil Rights Act of

1964, as amended, 42 U.S.C. §2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. §1981, the Americans With Disabilities Act, 42 U.S.C. §12101, et seq., the Family and Medical Leave Act, 29 U.S.C. §2601 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1001, et seq., the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. Section 2101, et seq., any claim under the Fair Labor Standards Act of 1938, 29 U.S.C. §201 et seq., the Rehabilitation Act of 1973, 29 U.S.C. Section 701, et seq., any claim under common law, claims under California Business & Professions Code Section 17200 or under any other unfair competition law, or claims under California Labor Code Section 2802, and any claim under any federal, state or local statute, regulation, constitution, order, ordinance or executive order.

This Agreement does not affect the Equal Employment Opportunity Commission’s (“EEOC”) enforcement rights, nor does it prohibit EMPLOYEE from filing a charge of discrimination with the EEOC, or participating in an investigation or proceeding conducted by the EEOC. However, EMPLOYEE releases herein EMPLOYEE’S right to file a court action or to seek individual remedies or damages in any court action filed by the EEOC, arising out of any charge of discrimination. EMPLOYEE agrees that upon the filing of any charge of discrimination with the EEOC or equivalent state agency, in the event the EEOC or state agency attempts to collect from COMPANY any compensation on EMPLOYEE’s behalf, EMPLOYEE will not accept such compensation, as EMPLOYEE agrees that the compensation provided for under the Employment Agreement is the only compensation from COMPANY to which EMPLOYEE will be entitled to receive once this Agreement is fully executed by the parties.

(B) Other than to enforce the terms of this Agreement, EMPLOYEE will not file, or cause to be filed, any claim, complaint or action with any court, organization, or judicial forum (nor will EMPLOYEE permit any person, group of persons, entity, or organization to take such action on EMPLOYEE’S behalf) against the COMPANY RELEASEES which arose on or before the Effective Date. In the event EMPLOYEE or any person or entity acting on EMPLOYEE’S behalf should bring such a claim, complaint, or action, EMPLOYEE hereby waives and forfeits any right to recovery under said claim and will exercise every good faith effort to have such claim dismissed. If EMPLOYEE breaches this paragraph 1(B), EMPLOYEE agrees EMPLOYEE will pay all costs and expenses incurred by any of the COMPANY RELEASEES as the result of such breach, including, but not limited to, reasonable attorneys’ fees and costs, and EMPLOYEE shall hold the COMPANY RELEASEES harmless against any judgment or award resulting from such action.

2. No Admission of Wrongdoing. EMPLOYEE and COMPANY agree nothing in this Agreement is an admission by any party hereto of any wrongdoing, either in violation of an applicable law or otherwise, and nothing in this Agreement is to be construed as such.

3. Consultation with Attorney. EMPLOYEE hereby acknowledges EMPLOYEE has been advised by COMPANY to consult an attorney prior to executing this Agreement and EMPLOYEE has had ample opportunity to consult with an attorney prior to executing this Agreement. EMPLOYEE further acknowledges EMPLOYEE understands the Agreement and the effect of signing the Agreement. EMPLOYEE further represents, declares, and agrees

EMPLOYEE voluntarily accepts the payment in the Employment Agreement for the purposes of making a full and final compromise, adjustment, and settlement of all claims described herein.

4. Entire Agreement. This Agreement constitutes the entire agreement among the parties and there are no other understandings or agreements, written or oral, between them relating to the matters addressed herein (except for clarity any prior agreements relating to the release of claims and payments thereto shall remain effective), including, but not limited to, any payment to EMPLOYEE. However, nothing in this Agreement shall be deemed to terminate or supersede any ongoing obligations of EMPLOYEE and COMPANY under the terms of the Employment Agreement. Separate copies of this document shall constitute original documents which may be signed separately, but which together will constitute one single agreement.

5. Choice of Law. This Agreement, and the provisions herein, shall be construed and governed by the laws of the State of Missouri.

6. Unenforceability. COMPANY and EMPLOYEE agree if any provision of this Agreement is held unenforceable under applicable law, such unenforceability shall not affect the remaining provisions. To the extent any provision of this Agreement is held unenforceable because it is overbroad, that provision shall not be void, but rather shall be limited to the extent required by applicable law and enforced as so limited.

7. Assignment. EMPLOYEE hereby represents, acknowledges, and warrants EMPLOYEE has not at any time heretofore assigned to any other person or entity all or any portion of any claim or potential claim whatsoever EMPLOYEE may have, or may have had, against COMPANY. EMPLOYEE agrees to indemnify, defend and hold COMPANY harmless from and against any and all claims based upon or arising out of any such assignment or transfer, or attempted assignment or transfer, of any such claims, or any portion thereof or interest therein. This Agreement shall be freely assignable by COMPANY, and shall inure to the benefit of, and devolve upon, any other corporate entity that shall succeed COMPANY. Neither this Agreement nor any rights created hereunder shall be assignable by EMPLOYEE.

8. Voluntary Execution of Agreement/Enforceable Settlement Agreement in California. EMPLOYEE understands that one aspect of this Agreement is a waiver by EMPLOYEE of any age discrimination claims which EMPLOYEE may have against COMPANY as of the date EMPLOYEE signs this Agreement under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Section 621. EMPLOYEE expressly acknowledges and agrees that, as a condition of the Agreement, EMPLOYEE expressly waives all rights and claims that EMPLOYEE knows about as well as those that EMPLOYEE may not know about. EMPLOYEE waives all rights under section 1542 of the Civil Code of California, which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

EMPLOYEE has read and understands Section 1542 and in order to obtain the payments and benefits outlined above, expressly waives its application and acknowledges that this Agreement includes, without limitation, all claims which EMPLOYEE does not know or suspect to exist in EMPLOYEE’s favor against Releasees and that this Agreement expressly contemplates the full and final release of all such known and unknown claims as set forth in Paragraph 1.

BY EMPLOYEE’S SIGNATURE BELOW, EMPLOYEE ACKNOWLEDGES:

(A) I RECEIVED A COPY OF THIS AGREEMENT AND WAS OFFERED A PERIOD OF TWENTY-ONE (21) DAYS TO REVIEW AND CONSIDER IT;

(B) IF I SIGN THIS AGREEMENT BEFORE THE EXPIRATION OF TWENTY-ONE DAYS, I KNOWINGLY AND VOLUNTARILY WAIVE AND GIVE UP THIS RIGHT OF REVIEW;

(C) I HAVE THE RIGHT TO REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN DAYS AFTER I SIGN IT BY MAILING OR DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE UNDERSIGNED COMPANY REPRESENTATIVE, NO LATER THAN THE CLOSE OF BUSINESS ON THE SEVENTH DAY AFTER WHICH I SIGNED THIS AGREEMENT.

(D) THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE SEVEN DAY REVOCATION PERIOD HAS EXPIRED WITHOUT THE AGREEMENT HAVING BEEN REVOKED;

(E) THIS AGREEMENT WILL BE FINAL AND BINDING AFTER THE EXPIRATION OF THE REVOCATION PERIOD REFERRED TO IN (C) WHICH WILL BE THE “EFFECTIVE DATE” OF THIS AGREEMENT. I AGREE NOT TO CHALLENGE ITS ENFORCEABILITY;

(F) I AM AWARE OF MY RIGHT TO CONSULT AN ATTORNEY, HAVE BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY, AND HAVE HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY, IF DESIRED, PRIOR TO SIGNING THIS AGREEMENT;

(G) NO PROMISE OR INDUCEMENT FOR THIS AGREEMENT HAS BEEN MADE EXCEPT AS SET FORTH IN THIS AGREEMENT;

(H) I AM LEGALLY COMPETENT TO EXECUTE THIS AGREEMENT AND ACCEPT FULL RESPONSIBILITY FOR IT; AND

(I) I HAVE CAREFULLY READ THIS AGREEMENT INCLUDING THE RELEASE SET FORTH IN PARAGRAPH 1, ACKNOWLEDGE I HAVE NOT RELIED ON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS DOCUMENT OR THE WRITTEN MATERIALS PRESENTED TO ME WITH THIS AGREEMENT, AND WARRANT AND REPRESENT I AM SIGNING THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.

IN WITNESS WHEREOF, the undersigned parties have executed this Release of Claims.

EMPLOYEE Signature.

I HAVE READ THIS RELEASE OF CLAIMS AND, UNDERSTANDING ALL OF ITS TERMS, SIGNED IT OF MY OWN FREE WILL.

Date	EMPLOYEE SIGNATURE

SOUTHWALL TECHNOLOGIES INC. Authorized Signature.

Southwall Technologies Inc.

Date